EXHIBIT 99.1
NEWS RELEASE

Ducommun Incorporated Reports Results for the
Second Quarter Ended July 3, 2021
Return to Revenue Growth; Further Gross Margin Expansion
SANTA ANA, CALIFORNIA (August 12, 2021) – Ducommun Incorporated (NYSE:DCO) (“Ducommun” or the “Company”) today reported results for its second quarter ended July 3, 2021.
Second Quarter 2021 Recap
•Revenue was $160.2 million
•Net income of $8.4 million, or $0.69 per diluted share
•Adjusted net income of $9.0 million, or $0.74 per diluted share
•Gross margin increased 80 basis points year-over-year to 23.0%
•Adjusted EBITDA of $23.4 million, or 14.6% of revenue, an increase of 80 basis points year-over-year
“Ducommun's second quarter results were excellent as the Company benefited from the continual improvements in our defense markets along with strong operating management and a slowly improving commercial aerospace market,” said Stephen G. Oswald, chairman, president and chief executive officer. “Revenue increased 9% year-over-year due to military demand, leading to our first quarterly top-line growth since the pandemic began in March 2020. At the same time, Ducommun's gross margin expanded 80 basis points to 23%, net income improved to $0.69 per diluted share, and adjusted EBITDA increased to 14.6% of revenue. I wanted to mention as well that the gross margin in the quarter was the highest percentage achieved in more than a decade.
“The highlight of the quarter and the year was the recent announcement that Ducommun was selected as an Airbus Detail Parts Partner for the first time in our history and, in tandem, the Company was awarded a five-year contract to provide titanium for key products on the A320 and A330 platforms. This is a significant validation and endorsement for our industry leading titanium business and a major milestone for the Company, strengthening our position as a supplier to Airbus. Given this backdrop, and the overall improving commercial aerospace market dynamics, we are optimistic about growth acceleration in future quarters. Ducommun also has the operating footprint and capacity and is ready to serve the expected higher build rates as the commercial aerospace recovery continues to take hold.”
Second Quarter Results
Net revenue for the second quarter of 2021 was $160.2 million compared to $147.3 million for the second quarter of 2020. The year-over-year increase of 8.7% was primarily due to the following:
•$18.5 million higher revenue in the Company’s military and space end-use markets due to higher build rates on military fixed-wing aircraft platforms and various missile platforms; partially offset by
•$2.1 million lower revenue in the Company’s commercial aerospace end-use markets due to lower build rates on large aircraft platforms.
Net income for the second quarter of 2021 was $8.4 million, or $0.69 per diluted share, compared to $5.1 million, or $0.43 per diluted share, for the second quarter of 2020. This reflects a $4.1 million increase in gross profit due to higher revenue, partially offset by higher selling, general and administrative (“SG&A”) expenses of $1.7 million.

Gross profit for the second quarter of 2021 was $36.8 million, or 23.0% of revenue, compared to gross profit of $32.7 million, or 22.2% of revenue, for the second quarter of 2020. The increase in gross profit as a percentage of net revenue year-over-year was primarily due to favorable manufacturing volume.
Operating income for the second quarter of 2021 was $13.1 million, or 8.2% of revenue, compared to $10.0 million, or 6.8% of revenue, in the comparable period last year. The year-over-year increase of $3.1 million was due to higher revenue, partially offset by higher SG&A expenses. Adjusted operating income for the second quarter of 2021 was $13.8 million, or 8.6% of revenue, compared to $10.7 million, or 7.3% of revenue, in the comparable period last year.
Interest expense for the second quarter of 2021 was $2.9 million compared to $3.7 million in the comparable period of 2020. The year-over-year decrease was due to lower interest rates and a lower outstanding debt balance.
Adjusted EBITDA for the second quarter of 2021 was $23.4 million, or 14.6% of revenue, compared to $20.3 million, or 13.8% of revenue, for the comparable period in 2020.
During the second quarter of 2021, the net cash provided by operations was $5.5 million compared to $8.6 million during the second quarter of 2020. The lower cash provided by operations year-over-year was primarily due to higher inventories, higher accounts receivable, lower accounts payable, and lower contract liabilities, partially offset by higher accrued and other liabilities and higher net income.
Business Segment Information
Electronic Systems
Electronic Systems segment net revenue for the quarter ended July 3, 2021 was $102.8 million, compared to $92.0 million for the second quarter of 2020. The year-over-year increase was primarily due to the following:
•$11.6 million higher revenue within the Company’s military and space end-use markets due to higher build rates on military fixed-wing aircraft platforms and other military and space platforms; and
•$2.8 million higher revenue within the Company’s commercial aerospace end-use markets due to higher build rates on other commercial aerospace platforms.
Electronic Systems segment operating income for the quarter ended July 3, 2021 was $14.4 million, or 14.0% of revenue, compared to $10.4 million, or 11.4% of revenue, for the comparable quarter in 2020. The year-over-year increase of $3.9 million was primarily due to favorable manufacturing volume and favorable product mix.
Structural Systems
Structural Systems segment net revenue for the quarter ended July 3, 2021 was $57.4 million, compared to $55.4 million for the second quarter of 2020. The year-over-year increase was due to the following:
•$6.9 million higher revenue within the Company’s military and space end-use markets due to higher build rates on various missile platforms and military rotary-wing aircraft platforms; partially offset by
•$4.9 million lower revenue within the Company’s commercial aerospace end-use markets due to lower build rates on large aircraft platforms and regional and business aircraft platforms.
Structural Systems segment operating income for the quarter ended July 3, 2021 was $5.6 million, or 9.7% of revenue, compared to $6.2 million, or 11.2% of revenue, for the comparable quarter in 2020. The year-over-year decrease of $0.6 million was primarily due to unfavorable product mix, partially offset by favorable manufacturing volume.
Corporate General and Administrative (“CG&A”) Expenses
CG&A expenses for the second quarter of 2021 were $6.9 million, or 4.3% of total Company revenue, compared to $6.6 million, or 4.5% of total Company revenue, for the comparable quarter in the prior year. The increase in CG&A expenses was primarily due to higher compensation and benefits costs of $0.6 million.
Conference Call
A teleconference hosted by Stephen G. Oswald, the Company’s chairman, president and chief executive officer, and Christopher D. Wampler, the Company’s vice president, chief financial officer, controller and treasurer will be held today, August 12, 2021 at 2:00 p.m. PT (5:00 p.m. ET) to review these financial results. To participate in the teleconference, please call 844-239-5278 (international 574-990-1017) approximately 10 minutes prior to the conference time. The participant passcode is 9295293. Mr. Oswald and Mr. Wampler will be speaking on behalf of the Company and anticipate the call (including Q&A) to last approximately 45 minutes.
This call is being webcast and can be accessed directly at the Ducommun website at Ducommun.com.
About Ducommun Incorporated
Ducommun Incorporated delivers value-added innovative manufacturing solutions to customers in the aerospace, defense and industrial markets. Founded in 1849, the Company specializes in two core areas - Electronic Systems and Structural Systems - to produce complex products and components for commercial aircraft platforms, mission-critical military and space programs, and sophisticated industrial applications. For more information, visit Ducommun.com.
Forward Looking Statements
This press release and any attachments include “forward-looking statements,” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, in particular, any statements about the Company’s growth or rate of growth and outlook for the second half of 2021 and 2022, estimated build rates in the commercial aerospace market, and the recovery of the aerospace industry and air travel in light of the COVID-19 pandemic. The Company generally uses the words “may,” “will,” “could,” “expect,” “anticipate,” “believe,” “estimate,” “plan,” “intend,” “continue” and similar expressions in this press release and any attachments to identify forward-looking statements. The Company bases these forward-looking statements on its current views with respect to future events and financial performance. Actual results could differ materially from those projected in the forward-looking statements. These forward-looking statements are subject to risks, uncertainties and assumptions, including, among other things: whether the anticipated pre-tax restructuring charges will be sufficient to address all anticipated restructuring costs, including related to employee separation, facilities consolidation, inventory write-down and other asset impairments; whether the expected cost savings from the restructuring will ultimately be obtained in the amount and during the period anticipated; whether the restructuring in the affected areas will be sufficient to build a more cost efficient, focused, higher margin enterprise with higher returns for the Company's shareholders; the impact of the Company’s debt service obligations and restrictive debt covenants; the Company’s end-use markets are cyclical; the Company depends upon a selected base of industries and customers; a significant portion of the Company’s business depends upon U.S. Government defense spending; the Company is subject to extensive regulation and audit by the Defense Contract Audit Agency; contracts with some of the Company’s customers contain provisions which give the its customers a variety of rights that are unfavorable to the Company; further consolidation in the aerospace industry could adversely affect the Company’s business and financial results; the Company’s ability to successfully make acquisitions, including its ability to successfully integrate, operate or realize the projected benefits of such businesses; the Company relies on its suppliers to meet the quality and delivery expectations of its customers; the Company uses estimates when bidding on fixed-price contracts which estimates could change and result in adverse effects on its financial results; the impact of existing and future laws and regulations; the impact of existing and future accounting standards and tax rules and regulations; environmental liabilities could adversely affect the Company’s financial results; cyber security attacks, internal system or service failures may adversely impact the Company’s business and operations; the ultimate geographic spread, duration and severity of the coronavirus (COVID-19) outbreak, and the effectiveness of actions taken, or actions that may be taken, by governmental authorities to contain the outbreak or treat its impact, and other risks and uncertainties, including those detailed from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission. You should not put undue reliance on any forward-looking statements. You should understand that many important factors, including those discussed herein, could cause the Company’s results to differ materially from those expressed or suggested in any forward-looking statement. Except as required by law, the Company does not undertake any obligation to update or revise these forward-looking statements to reflect new information or events or circumstances that occur after the date of this news release, August 12, 2021, or to reflect the occurrence of unanticipated events or otherwise. Readers are advised to review the Company’s filings with the Securities and Exchange Commission (which are available from the SEC’s EDGAR database at www.sec.gov).
Note Regarding Non-GAAP Financial Information
This release contains non-GAAP financial measures, including Adjusted EBITDA (which excludes interest expense, income tax expense, depreciation, amortization, stock-based compensation expense, restructuring charges, and Guaymas fire related expenses), non-GAAP operating income and as a percentage of net revenues, non-GAAP earnings, and non-GAAP earnings per share. In addition, certain prior period amounts have been reclassified to conform to current year’s presentation.

The Company believes the presentation of these non-GAAP measures provide important supplemental information to management and investors regarding financial and business trends relating to its financial condition and results of operations. The Company’s management uses these non-GAAP financial measures along with the most directly comparable GAAP financial measures in evaluating the Company’s actual and forecasted operating performance, capital resources and cash flow. The non-GAAP financial information presented herein should be considered supplemental to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. The Company discloses different non-GAAP financial measures in order to provide greater transparency and to help the Company’s investors to more meaningfully evaluate and compare Ducommun’s results to its previously reported results. The non-GAAP financial measures that the Company uses may not be comparable to similarly titled financial measures used by other companies. We define backlog as potential revenue and is based on customer placed purchase orders and long-term agreements (“LTAs”) with firm fixed price and expected delivery dates of 24 months or less. The majority of the LTAs do not meet the definition of a contract under ASC 606 and thus, the backlog amount disclosed herein is greater than the remaining performance obligations disclosed under ASC 606. Backlog is subject to delivery delays or program cancellations, which are beyond our control. Backlog is affected by timing differences in the placement of customer orders and tends to be concentrated in several programs to a greater extent than our net revenues. Backlog in industrial markets tends to be of a shorter duration and is generally fulfilled within a three month period. As a result of these factors, trends in our overall level of backlog may not be indicative of trends in our future net revenues.
CONTACTS:

Christopher D. Wampler, Vice President, Chief Financial Officer, Controller and Treasurer, 657.335.3665
Chris Witty, Investor Relations, 646.438.9385, cwitty@darrowir.com
[Financial Tables Follow]

DUCOMMUN INCORPORATED AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(Dollars in thousands)

	July 3, 2021	December 31, 2020
Assets
Current Assets
Cash and cash equivalents	$12,002	$56,466
Accounts receivable, net	66,745	58,025
Contract assets	172,938	154,028
Inventories	144,604	129,223
Production cost of contracts	8,026	6,971
Other current assets	6,313	5,571
Total Current Assets	410,628	410,284
Property and equipment, Net	109,046	109,990
Operating lease right-of-use assets	14,957	16,348
Goodwill	170,830	170,830
Intangibles, net	118,237	124,744
Deferred income taxes	33	33
Other assets	5,348	5,118
Total Assets	$829,079	$837,347
Liabilities and Shareholders’ Equity
Current Liabilities
Accounts payable	$66,545	$63,980
Contract liabilities	21,870	28,264
Accrued and other liabilities	35,153	40,526
Operating lease liabilities	3,043	3,132
Current portion of long-term debt	7,000	7,000
Total Current Liabilities	133,611	142,902
Long-term debt, less current portion	297,691	311,922
Non-current operating lease liabilities	13,078	14,555
Deferred income taxes	17,994	16,992
Other long-term liabilities	21,235	21,642
Total Liabilities	483,609	508,013
Commitments and contingencies
Shareholders’ Equity
Common stock	119	117
Additional paid-in capital	97,616	97,090
Retained earnings	256,845	241,727
Accumulated other comprehensive loss	(9,110)	(9,600)
Total Shareholders’ Equity	345,470	329,334
Total Liabilities and Shareholders’ Equity	$829,079	$837,347

DUCOMMUN INCORPORATED AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(Dollars in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	July 3, 2021	June 27, 2020	July 3, 2021	June 27, 2020
Net Revenues	$160,192	$147,309	$317,343	$320,784
Cost of Sales	123,410	114,641	247,461	251,312
Gross Profit	36,782	32,668	69,882	69,472
Selling, General and Administrative Expenses	23,690	21,982	46,180	45,160
Restructuring Charges	—	661	—	661
Operating Income	13,092	10,025	23,702	23,651
Interest Expense	(2,857)	(3,721)	(5,663)	(7,967)
Income Before Taxes	10,235	6,304	18,039	15,684
Income Tax Expense	1,812	1,214	2,921	2,664
Net Income	$8,423	$5,090	$15,118	$13,020
Earnings Per Share
Basic earnings per share	$0.71	$0.44	$1.28	$1.12
Diluted earnings per share	$0.69	$0.43	$1.23	$1.10
Weighted-Average Number of Common Shares Outstanding
Basic	11,878	11,665	11,834	11,638
Diluted	12,248	11,828	12,248	11,845

Gross Profit %	23.0%	22.2%	22.0%	21.7%
SG&A %	14.8%	15.0%	14.5%	14.1%
Operating Income %	8.2%	6.8%	7.5%	7.4%
Net Income %	5.3%	3.5%	4.8%	4.1%
Effective Tax Rate	17.7%	19.3%	16.2%	17.0%

DUCOMMUN INCORPORATED AND SUBSIDIARIES
BUSINESS SEGMENT PERFORMANCE
(Unaudited)
(Dollars in thousands)

	Three Months Ended					Six Months Ended
	% Change	July 3, 2021	June 27, 2020	% of Net Revenues 2021	% of Net Revenues 2020	% Change	July 3, 2021	June 27, 2020	% of Net Revenues 2021	% of Net Revenues 2020
Net Revenues
Electronic Systems	11.8%	$102,797	$91,950	64.2%	62.4%	6.2%	$201,901	$190,070	63.6%	59.3%
Structural Systems	3.7%	57,395	55,359	35.8%	37.6%	(11.7)%	115,442	130,714	36.4%	40.7%
Total Net Revenues	8.7%	$160,192	$147,309	100.0%	100.0%	(1.1)%	$317,343	$320,784	100.0%	100.0%
Segment Operating Income
Electronic Systems		$14,375	$10,438	14.0%	11.4%		$26,866	$25,560	13.3%	13.4%
Structural Systems		5,592	6,214	9.7%	11.2%		10,720	11,604	9.3%	8.9%
		19,967	16,652				37,586	37,164
Corporate General and Administrative Expenses(1)		(6,875)	(6,627)	(4.3)%	(4.5)%		(13,884)	(13,513)	(4.4)%	(4.2)%
Total Operating Income		$13,092	$10,025	8.2%	6.8%		$23,702	$23,651	7.5%	7.4%
Adjusted EBITDA
Electronic Systems
Operating Income		$14,375	$10,438				$26,866	$25,560
Depreciation and Amortization		3,426	3,524				6,849	7,099
Restructuring Charges		—	28				—	28
		17,801	13,990	17.3%	15.2%		33,715	32,687	16.7%	17.2%
Structural Systems
Operating Income		5,592	6,214				10,720	11,604
Depreciation and Amortization		3,501	3,739				6,941	7,428
Restructuring Charges		—	633				—	633
Guaymas fire related expenses		692	—				1,167	—
		9,785	10,586	17.0%	19.1%		18,828	19,665	16.3%	15.0%
Corporate General and Administrative Expenses(1)
Operating loss		(6,875)	(6,627)				(13,884)	(13,513)
Depreciation and Amortization		59	64				118	136
Stock-Based Compensation Expense		2,609	2,250				5,742	4,529
		(4,207)	(4,313)				(8,024)	(8,848)
Adjusted EBITDA		$23,379	$20,263	14.6%	13.8%		$44,519	$43,504	14.0%	13.6%
Capital Expenditures
Electronic Systems		$1,277	$2,117				$1,901	$2,932
Structural Systems		2,567	467				4,556	2,604
Corporate Administration		—	—				—	—
Total Capital Expenditures		$3,844	$2,584				$6,457	$5,536
(1)Includes costs not allocated to either the Electronic Systems or Structural Systems operating segments.

DUCOMMUN INCORPORATED AND SUBSIDIARIES
GAAP TO NON-GAAP OPERATING INCOME RECONCILIATION
(Unaudited)
(Dollars in thousands)

	Three Months Ended				Six Months Ended
GAAP To Non-GAAP Operating Income	July 3, 2021	June 27, 2020	% of Net Revenues 2021	% of Net Revenues 2020	July 3, 2021	June 27, 2020	% of Net Revenues 2021	% of Net Revenues 2020
GAAP Operating income	$13,092	$10,025			$23,702	$23,651

GAAP Operating income - Electronic Systems	$14,375	$10,438			$26,866	$25,560
Adjustment:
Restructuring charges	—	28			—	28
Adjusted operating income - Electronic Systems	14,375	10,466	14.0%	11.4%	26,866	25,588	13.3%	13.5%

GAAP Operating income - Structural Systems	5,592	6,214			10,720	11,604
Adjustment:
Restructuring charges	—	633			—	633
Guaymas fire related expenses	692	—			1,167	—
Adjusted operating income - Structural Systems	6,284	6,847	10.9%	12.4%	11,887	12,237	10.3%	9.4%

GAAP Operating loss - Corporate	(6,875)	(6,627)			(13,884)	(13,513)
Adjusted operating loss - Corporate	(6,875)	(6,627)			(13,884)	(13,513)
Total adjustments	692	661			1,167	661
Adjusted operating income	$13,784	$10,686	8.6%	7.3%	$24,869	$24,312	7.8%	7.6%

DUCOMMUN INCORPORATED AND SUBSIDIARIES
GAAP TO NON-GAAP EARNINGS AND EARNINGS PER SHARE RECONCILIATION
(Unaudited)
(Dollars in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
GAAP To Non-GAAP Earnings	July 3, 2021	June 27, 2020	July 3, 2021	June 27, 2020
GAAP Net income	$8,423	$5,090	$15,118	$13,020
Adjustments:
Restructuring charges (1)	—	535	—	535
Guaymas fire related expenses (2)	554	—	934	—
Total adjustments	554	535	934	535
Adjusted net income	$8,977	$5,625	$16,052	$13,555

	Three Months Ended		Six Months Ended
GAAP Earnings Per Share To Non-GAAP Earnings Per Share	July 3, 2021	June 27, 2020	July 3, 2021	June 27, 2020
GAAP Diluted earnings per share (“EPS”)	$0.69	$0.43	$1.23	$1.10
Adjustments:
Restructuring charges (1)	—	0.05	—	0.05
Guaymas fire related expenses (2)	0.05	—	0.08	—
Total adjustments	0.05	0.05	0.08	0.05
Adjusted diluted EPS	$0.74	$0.48	$1.31	$1.15

Shares used for adjusted diluted EPS	12,248	11,828	12,248	11,845
(1) Includes effective tax rate of 19.0% for 2020 adjustments.
(2) Includes effective tax rate of 20.0% for 2021 adjustments.

DUCOMMUN INCORPORATED AND SUBSIDIARIES
NON-GAAP BACKLOG* BY REPORTING SEGMENT
(Unaudited)
(Dollars in thousands)

	(In thousands)
	July 3, 2021	December 31, 2020
Consolidated Ducommun
Military and space	$500,757	$515,396
Commercial aerospace	276,244	268,326
Industrial	37,230	24,019
Total	$814,231	$807,741
Electronic Systems
Military and space	$381,895	$389,877
Commercial aerospace	49,689	56,719
Industrial	37,230	24,019
Total	$468,814	$470,615
Structural Systems
Military and space	$118,862	$125,519
Commercial aerospace	226,555	211,607
Total	$345,417	$337,126
* The Company defines backlog as potential revenue and is based on customer placed purchase orders and long-term agreements (“LTAs”) with firm fixed price and expected delivery dates of 24 months or less. Backlog as of July 3, 2021 was $814.2 million compared to $807.7 million as of December 31, 2020. Under ASC 606, the Company defines performance obligations as customer placed purchase orders with firm fixed price and firm delivery dates. The remaining performance obligations disclosed under ASC 606 as of July 3, 2021 were $728.9 million.